Exhibit 99.1

ImmunoCellular Therapeutics Licenses Novel Immunotherapeutic Target EphA2 from University of Pittsburgh

LOS ANGELES, CA (March 22, 2012) – ImmunoCellular Therapeutics (OTCBB: IMUC) today announced that it has entered into an agreement with University of Pittsburgh (Pitt) under which Pitt has licensed to the Company intellectual property surrounding EphA2, a tyrosine kinase receptor that is highly expressed by ovarian cancer and other advanced and metastatic malignancies. This agreement grants a world-wide exclusive license to the Pitt intellectual property for ovarian and pancreatic cancers; and a world-wide non-exclusive license to the Pitt intellectual property for brain cancer. The financial terms of the agreement were not disclosed.

The Company will employ the Pitt intellectual property in the development and commercialization of ICT-140, a multivalent, dendritic cell-based vaccine for the treatment of ovarian cancer. ICT-140 is designed to target cancer stem cells as well as daughter cells in ovarian cancer by targeting multiple different antigens including EphA2, mesothelin, Her-2/neu, IL-13Ra2 and several other undisclosed antigens.

“Experimental data have indicated that EphA2, which is highly expressed by ovarian cancer, holds significant promise as an immunotherapeutic target, specifically for dendritic cell-based vaccines such as ICT-140,” said Dr. Manish Singh, Ph.D., IMUC’s president and CEO, adding that the Company intends to file an Investigative New Drug application for ICT-140 in the fourth quarter of 2012.

He adds, “While further research is necessary to determine the therapeutic value EphA2, our decision to license it reflects our determination to develop a novel vaccine that harnesses the patient’s native immune system to precisely and comprehensively target multiple antigens associated with ovarian cancer, a devastating disease that claims the lives of over 15,000 women in the U.S. every year.”

About ImmunoCellular Therapeutics, Ltd.

ImmunoCellular Therapeutics (OTC.BB: IMUC) is a Los Angeles-based clinical-stage company that is developing immune-based therapies for the treatment of brain and other cancers. The Company recently commenced a Phase II trial of its lead product candidate, ICT-107, a dendritic cell-based vaccine targeting multiple tumor associated antigens for glioblastoma. To learn more about IMUC, please visit www.imuc.com

Forward-Looking Statements

This press release contains certain forward-looking statements that are subject to a number of risks and uncertainties, including the risk that the licensed technology may not perform as expected; the risk that the patents covering the patent pending technology licensed by IMUC will not be granted or will not provide meaningful commercial protection; the risk that the licensed technology may infringe the proprietary rights of third parties; the risk that IMUC will not be able to secure a licensee for development and commercialization of ICT-140 on favorable terms or at all; the need for substantial additional capital to fund development of ICT-140 through to commercialization; the need to satisfy performance milestones to maintain the technology licenses with the University of Pittsburgh; the risks associated with adhering to projected preclinical or clinical timelines and the uncertainties of outcomes of development work for product candidates; and the risk of obtaining any patents covering this vaccine will provide commercially significant protection for this product candidate. Additional risks and uncertainties are described in IMUC’s most recently filed SEC documents, such as its most recent annual report on Form 10-K, all quarterly reports on Form 10-Q and any current reports on Form 8-K. IMUC undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

ImmunoCellular Therapeutics, Ltd.

CEOcast, Inc.

James Young, 212-732-4300

Investor Relations jyoung@ceocast.com